Exhibit 5

BOSTON     CONNECTICUT     NEW JERSEY     NEW YORK     WASHINGTON, D.C.

DAY PITNEY LLP

Attorneys at Law

7 Times Square, New York, New York 10036-7311

T: (212) 297-5800 F: (212) 916-2940

info@daypitney.com

June 26, 2009

Valley National Bancorp

1455 Valley Road

Wayne, New Jersey 07470

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) by Valley National Bancorp (the “Company”) relating to 10,000,000 shares of the Company’s common stock, no par value (the “Securities”) to be offered pursuant to the Company’s Dividend Reinvestment Plan (the “Plan”).

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, agreements, instruments and certificates of public officials of the State of New Jersey and of officers of the Company as we have deemed necessary or appropriate in order to express the opinion hereinafter set forth.

Based upon the foregoing, we are of the opinion that, when the Registration Statement has become effective under the Securities Act of 1933, as amended (the “Act”), and the Securities have been duly issued as contemplated by the Registration Statement and the Plan and for the consideration determined in accordance with the terms of the Plan, the Securities will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of New Jersey. We express no opinion as to the effect of the law of any other jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Day Pitney LLP

DAY PITNEY LLP